Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS

Nampa, ID (July 29, 2011) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for its third fiscal quarter ended June 30, 2011.  For the quarter ended June 30, 2011, the Company reported a net loss of ($78,000), or ($0.01) per diluted share, compared to a net loss of ($1.9 million), or ($0.12) per diluted share, for the same period last year.

The following items summarize key activities of the Company during the quarter ended June 30, 2011:

▪	Pre-tax, pre-provision income totaled $584,000
▪	The Company repurchased 372,300 shares of its common stock during the quarter at an average cost of $10.50 per share for a total cost of $3.9 million
▪	Net interest income before provision increased $858,000 when compared to the linked quarter ended
March 31, 2011
▪	The provision for loan losses, less the FDIC indemnification recovery, totaled $422,000 and the provision for other real estate owned totaled $296,000
▪	Noninterest income, excluding the FDIC indemnification recovery, increased by $74,000, or 2.3%, when compared to the linked quarter
▪	Noninterest expense decreased by $1.3 million compared to the linked quarter
▪	Total assets decreased $62.7 million during the quarter as maturing loans and investments were used to fund maturing certificates of deposit
▪	Nonperforming assets declined $9.3 million, or 14.7%, compared to March 31, 2011
▪	Average core deposits (defined as checking, money market and savings accounts) increased $7.3 million
▪	The Company’s reorganization as a bank holding company and the Bank’s conversion to an Idaho-chartered commercial bank became effective May 31, 2011

Len E. Williams, the Company’s President and CEO, commented, “We are pleased with our progress in setting a solid foundation for future growth. Our liquidity and capital positions are extremely strong, both acquisitions are fully integrated, and our processes and organization charts are scalable. While we take some comfort in reporting pre-tax, pre-provision income for the quarter, we are disappointed with the absence of loan growth as our primary markets continue to struggle with high unemployment and few short-term prospects for rapid economic improvement. Continued improvement in credit quality is occurring in our noncovered loan portfolio as noncovered nonperforming assets declined $2.7 million during the quarter. We continue to analyze the performance of individual branches in our network and our organizational structure as we strive to reduce noninterest expense. Our managed reduction of certificates of deposit portfolio is performing to plan as core deposits were 62.1% of total deposits at quarter end.”

Results of operations

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). The LibertyBank Acquisition has been incorporated prospectively in the Company’s financial statements; therefore, year over year results of operations may not be comparable. In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “Community First Acquisition”).  Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as "covered loans” or “covered assets." Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as "noncovered loans” or “noncovered assets."

Home Federal Bancorp, Inc.
July 29, 2011

Total revenue for the quarter ended June 30, 2011, consisting of net interest income before the provision for loan losses and noninterest income excluding the FDIC indemnification recovery and acquisition gains, increased $934,000, or 7.9%, to $12.7 million compared to $11.8 million in the linked quarter. Total revenue for the nine month period ended June 30, 2011, increased $10.6 million, or 39.5%, to $37.1 million compared to $26.6 million for the same period ended June 30, 2010. Total noninterest expense decreased $1.3 million, or 9.5%, to $12.4 million compared to $13.7 million for the linked quarter as we experienced decreases in nearly every category of noninterest expense.

Net interest income. Net interest margin increased to 3.23% in the current quarter from 2.82% in the linked quarter. This increase was primarily the result of an increase in accretable yield on purchased loans and a six basis point decrease in the cost of funds to 0.83% for the third fiscal quarter of 2011. The loan and investment portfolios decreased during the quarter, however, reducing the Company’s interest-earning assets. The strong rally in the bond market during the quarter ended June 30, 2011, reduced market yields significantly and created an unattractive environment for purchases of investment securities. The average balance of loans declined to 45% of average interest-earning assets in the quarter ended June 30, 2011, compared to 62% during the quarter ended June 30, 2010.  Management expects the Company’s net interest margin to remain below optimal levels until growth occurs in the loan portfolio. However, the weak economy may limit the Company’s ability to significantly increase loans in the near-term.

The Company’s yield on earning assets increased to 3.92% in the current quarter from 3.57% in the linked quarter but declined from 4.20% in the quarter ended June 30, 2010. The increase in the yield on earning assets during the quarter ended June 30, 2011, was attributable to improvement in accretable yield on purchased loans. The yield on total loans increased to 6.67% in the current quarter compared to 5.90% in the linked quarter. The decrease in yield on earning assets compared to the prior year was due to a shift in the mix of earning assets from loans to lower-yielding cash and investments after the LibertyBank Acquisition.

Continued runoff in certificates of deposits combined with growth in average core deposits resulted in a reduced cost of funds. The cost of funds for the quarter ended June 30, 2011, was 0.83% compared to 0.89% for the quarter ended March 31, 2011, and 1.79% in the year-ago quarter. The Company anticipates meaningful declines in certificates of deposit balances in the next quarter as maturities of accounts assumed in the LibertyBank Acquisition continue.

For the nine month period ended June 30, 2011, net interest income before the provision for loan losses increased $7.6 million, or 41.0%, to $26.2 million compared to $18.6 million for the nine month period ended June 30, 2010. The increase was attributable to an increase in average earning assets due to the LibertyBank Acquisition, combined with reductions in certificates of deposit balances and the cost of funds. Net interest margin for the nine months ended June 30, 2011, was 2.86% compared to 3.19% for the same period a year earlier.

Provision for loan losses. A provision for loan losses of $2.8 million was recorded for the quarter ended June 30, 2011, compared to $3.3 million for the same period of the prior year and $3.0 million for the linked quarter. The provision for noncovered originated loans was $200,000 in the June 30, 2011, quarter. The provision related to covered loans purchased in the Community First Bank Acquisition totaled $2.0 million and an indemnification recovery of $1.9 million was recorded in noninterest income. The provision for loan losses on loans and leases purchased in the LibertyBank Acquisition totaled $611,000 during the third quarter of fiscal year 2011 and an indemnification recovery of $489,000 was recorded in noninterest income.

Noninterest income. Noninterest income increased $2.8 million to $5.7 million for the quarter ended June 30, 2011, compared to $2.9 million for the same quarter a year ago and decreased $387,000 when compared to the linked quarter. Of the $2.8 million year-over-year increase, $2.4 million was attributable to the FDIC indemnification recovery related to the loan loss provision. Excluding the FDIC indemnification recovery, noninterest income increased $74,000 in the quarter ended June 30, 2011, compared to the linked quarter.

Service charges and fee income increased $214,000 to $2.4 million for the quarter ended June 30, 2011, when compared to the quarter ended March 31, 2011, due to increases in revenue from merchant cards, interchange activity and investment services. Overdraft fee income was relatively flat for the June 30, 2011 quarter as compared

Home Federal Bancorp, Inc.
July 29, 2011

to the linked quarter while declining by $504,000 as compared to the same quarter last year. Excluding the LibertyBank Acquisition, overdraft fees declined $708,000 and $2.2 million during the three and nine months ended June 30, 2011, respectively, compared to the same periods ending June 30, 2010. This year-over-year decrease was attributable to changes in regulatory requirements related to item processing and transaction limits for consumer overdrafts that went into effect in July 2010.

Other noninterest income declined $74,000 for the third quarter of fiscal year 2011 compared to the linked quarter. Other noninterest income for the most recent quarter included $355,000 of accretable income related to the FDIC indemnification asset, which declined $294,000 from the quarter ended March 31, 2011. This decline was partially offset by a net gain on the sale of other real estate owned and repossessed assets of $152,000 during the quarter ended June 30, 2011, an increase of $255,000 when compared to the $103,000 loss on similar sales recorded in the quarter ended March 31, 2011.

Noninterest expense. Noninterest expense for the quarter ended June 30, 2011, decreased $1.3 million, or 9.5%, to $12.4 million from $13.7 million compared to the quarter ended March 31, 2011. Noninterest expense was higher during fiscal year 2011 compared to fiscal year 2010 primarily as a result of the LibertyBank Acquisition. The following discussion on noninterest expense compares the quarter ended June 30, 2011, to the quarter ended March 31, 2011.

Compensation expense declined $401,000 during the quarter as several back office positions were eliminated in April and May 2011 after the conversion of the LibertyBank core processing system in March 2011. Data processing expense increased $202,000 as debit card expenses increased $121,000 due to the expiration of conversion-related credits and higher ongoing systems costs, while item processing fees increased $60,000 due to higher transaction activity. Additionally, some services of the former core processor for LibertyBank were utilized post-conversion during the third fiscal quarter to assist with research and resolution of conversion-related integration issues, resulting in $75,000 of additional expense. Occupancy and equipment expense declined $359,000 as rents declined due to adjustments for properties assumed in the LibertyBank Acquisition. Professional services declined $173,000 but were still elevated due to a number of ongoing information technology initiatives, fees for external loan review services and assistance with reporting requirements under the FDIC loss share agreements. Insurance and taxes declined $310,000 due to a reduction in the Company’s deposit insurance premium as a result of changes in the assessment base implemented by the FDIC. Other noninterest expense declined $48,000 primarily due to a reduction in the provision for loss on other real estate owned to $296,000 as compared to $357,000 for the linked quarter. For the first nine months of fiscal year 2011, the provision for other real estate owned was $1.3 million compared to $2.5 million for the same period in fiscal year 2010.

Balance Sheet

Total assets decreased $62.7 million, or 4.7%, compared to March 31, 2011, and by $210.1 million since September 30, 2010. Total assets increased $403.6 million, or 46.4%, to $1.3 billion at June 30, 2011, compared to $869.2 million a year earlier, primarily as a result of the LibertyBank Acquisition.

Cash and Investments. Cash and amounts due from depository institutions increased by $6.2 million from March 31, 2011, yet decreased by $214.5 million from September 30, 2010. Investments decreased $17.6 million to $422.1 million at June 30, 2011, compared to March 31, 2011. Investment purchases during the third quarter of fiscal year 2011 declined from recent quarters due to unattractive yields. Investments purchased during the quarter totaled $8.6 million with an average yield of 2.82% and an effective duration of 4.0 years.

Loans and leases. Net loans held for investment declined by $39.7 million during the quarter ended June 30, 2011. Net losses on charged-off loans totaled $3.7 million during the quarter with the principal balance of loans transferred to other real estate owned totaling $4.9 million. Commercial real estate loans and one-to-four family loans declined by $10.4 million and $7.6 million, respectively, during the quarter. Loans and leases in the Company’s leasing subsidiary declined by $6.0 million during the quarter as the Company is no longer originating loans for that portfolio. The Company also experienced significant reductions in its commercial business loan portfolio due to former clients refinancing at other institutions. While some of these balance reductions were favorable as some of

Home Federal Bancorp, Inc.
July 29, 2011

those loans were criticized or classified, other loans were refinanced by clients to take advantage of loan term structures or covenant concessions offered by competitors that the Company was unwilling to meet.

Asset Quality. The allowance for loan and lease losses was $13.4 million at June 30, 2011, compared to $14.3 million at March 31, 2011. The allowance for loan and lease losses allocated to loans covered under the loss share agreements with the FDIC totaled $3.9 million at June 30, 2011, and the allowance for loan losses allocated to the noncovered loan portfolio was $9.5 million, or 2.84% of noncovered loans, at that date. Commencing April 1, 2011, management changed its accounting policy for loans with specific reserves that are in process of foreclosure. Previously, such impaired loans were allocated a specific reserve within the allowance for loan losses. These specific reserves are now classified by the Company as “Loss” and the loan balance is charged-down, which results in a reduction in the balance of the allowance for loan losses. At June 30, 2011, loan balances classified as loss that were charged-down totaled $2.4 million, which in previous reporting periods would have been disclosed in the balance of the allowance for loan losses.

Loans delinquent 30 to 89 days totaled $1.8 million at June 30, 2011, compared to $4.5 million at March 31, 2011, including $64,000 and $712,000, respectively, of covered loans in the Community First Bank loan portfolio. Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $53.6 million at June 30, 2011, compared to $62.9 million at March 31, 2011. The following table summarizes nonperforming loans and other real estate owned at June 30, 2011, and March 31, 2011:

	June 30, 2011			March 31, 2011			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$4,061	$2,929	$6,990	$6,054	$3,136	$9,190	$(1,993)	$(207)
Commercial and multi- family residential real estate	9,604	6,285	15,889	12,320	8,777	21,097	(2,716)	(2,492)
One-to-four family residential	770	4,480	5,250	1,089	4,977	6,066	(319)	(497)
Other	710	584	1,294	730	1,192	1,922	(20)	(608)
Total nonperforming loans	15,145	14,278	29,423	20,193	18,082	38,275	(5,048)	(3,804)

Other real estate owned and repossessed assets	17,614	6,565	24,179	19,149	5,428	24,577	(1,535)	1,137

Total nonperforming assets	$32,759	$20,843	$53,602	$39,342	$23,510	$62,852	$(6,583)	$(2,667)

Deposits. Deposits decreased $64.4 million, or 6.0%, to $1.0 billion during the quarter ended June 30, 2011. Balances in certificates of deposit declined during the quarter by $62.3 million to $382.3 million. Contraction in these balances was planned as the Company works to reduce the level of non-core deposits, particularly those assumed in the LibertyBank Acquisition. Average balances of core deposits were $12.3 million higher during the third quarter of fiscal 2011 compared to the quarter ended March 31, 2011, even though core deposit balances at June 30, 2011 were $2.1 million lower than the balance at March 31, 2011. Core deposits comprised 62.1% of total deposits at June 30, 2011 and have increased $13.5 million since September 30, 2010, while certificates of deposit have declined $193.7 million during that period.

Equity. Stockholders’ equity decreased $1.4 million during the quarter to $196.8 million at June 30, 2011. Tangible book value per share, however, increased to $11.95 at June 30, 2011, from $11.75 at March 31, 2011, due to the repurchase of common stock during the quarter.  Likewise, the decrease in stockholders’ equity during the quarter was also due primarily to the repurchase of common stock, partially offset by an increase in the unrealized gain on investments, net of taxes. Additionally, the Company paid dividends of $861,000 during the quarter. The Bank’s Tier 1 capital, Tier 1 risk-based capital and Total risk-based capital ratios were 11.20%, 27.60%, and 28.87%, respectively, at June 30, 2011, compared to 10.85%, 27.45% and 28.71%, respectively, at March 31, 2011. The Company’s consolidated tangible common equity ratio was 15.24% at June 30, 2011, compared to 14.61% at March 31, 2011.

Home Federal Bancorp, Inc.
July 29, 2011

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 34 full-service banking offices. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME" and is included in the Russell 2000 Index. For more information, visit the Company's web site at www.myhomefed.com/ir.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2010, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
July 29, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY	June 30,	March 31,	June 30,
CONSOLIDATED BALANCE SHEETS	2011	2011	2010
(In thousands, except share data) (Unaudited)

ASSETS
Cash and equivalents	$201,944	$195,720	$170,235
Investments available for sale, at fair value	422,142	439,692	163,650
FHLB stock, at cost	17,717	17,717	10,326
Loans and leases receivable, net of allowance for loan and lease losses of $13,387, $14,281 and $17,872	491,421	531,130	456,879
Loans held for sale	524	671	2,494
Accrued interest receivable	2,771	3,036	2,330
Property and equipment, net	33,519	28,294	27,122
Bank owned life insurance	12,745	12,643	12,330
Real estate and other property owned	24,179	24,577	12,308
FDIC indemnification receivable, net	58,139	74,518	7,607
Core deposit intangible	3,414	3,590	--
Other assets	4,279	3,942	3,941
TOTAL ASSETS	$1,272,794	$1,335,530	$869,222

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$133,143	$135,572	$70,718
Interest-bearing demand	235,061	235,428	120,526
Money market	176,180	177,790	104,602
Savings	82,774	80,421	51,304
Certificates	382,311	444,648	227,729
Total deposit accounts	1,009,469	1,073,859	574,879

Advances by borrowers for taxes and insurance	711	1,006	518
Accrued interest payable	458	490	560
Deferred compensation	5,724	5,680	5,395
FHLB advances and other borrowings	53,422	53,302	73,536
Deferred income tax liability, net	2,689	1,577	2,714
Other liabilities	3,494	1,409	5,788
Total liabilities	1,075,967	1,137,323	663,390

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding, none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	162	166	167
Jun. 30, 2011 - 17,512,197 issued; 16,191,716 outstanding
Mar. 31, 2011 - 17,506,997 issued; 16,562,213 outstanding
Jun. 30, 2010 - 17,460,311 issued; 16,687,760 outstanding
Additional paid-in capital	147,968	151,580	152,272
Retained earnings	51,737	52,676	58,019
Unearned shares issued to employee stock ownership plan	(7,875)	(8,136)	(8,917)
Accumulated other comprehensive income	4,835	1,921	4,291
Total stockholders’ equity	196,827	198,207	205,832
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,272,794	$1,335,530	$869,222

Home Federal Bancorp, Inc.
July 29, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Interest and dividend income:
Loans and leases	$ 8,824	$ 6,918	$ 26,565	$ 21,054
Investment securities	2,450	1,479	6,392	4,831
Other interest and dividends	118	104	463	240
Total interest and dividend income	11,392	8,501	33,420	26,125
Interest expense:
Deposits	1,452	1,781	5,410	5,129
FHLB advances and other borrowings	547	792	1,769	2,385
Total interest expense	1,999	2,573	7,179	7,514
Net interest income	9,393	5,928	26,241	18,611
Provision for loan losses	2,811	3,300	8,811	6,375
Net interest income after provision for loan losses	6,582	2,628	17,430	12,236
Noninterest income:
Service charges and fees	2,446	2,325	7,138	6,735
Gain on sale of loans	119	125	655	433
Increase in cash surrender value of life insurance	103	105	309	316
FDIC indemnification recovery	2,389	--	7,235	--
Other	650	341	2,767	756
Total noninterest income	5,707	2,896	18,104	8,240
Noninterest expense:
Compensation and benefits	6,780	4,660	21,054	13,966
Occupancy and equipment	1,518	979	5,241	3,023
Data processing	1,152	929	3,279	2,526
Advertising	173	233	648	775
Postage and supplies	298	173	901	516
Professional services	863	391	2,617	1,375
Insurance and taxes	716	423	2,792	1,461
Amortization of intangibles	176	--	557	--
Provision for real estate owned	296	418	1,328	2,509
Other	451	462	1,548	1,160
Total noninterest expense	12,423	8,668	39,965	27,311
Loss before income taxes	(134)	(3,144)	(4,431)	(6,835)
Income tax benefit	(56)	(1,203)	(1,819)	(2,654)
Net loss before extraordinary gain	(78)	(1,941)	(2,612)	(4,181)
Extraordinary gain	--	--	--	305
Net loss	$ (78)	$ (1,941)	$ (2,612)	$ (3,876)

Loss per common share before extraordinary item:
Basic	$ (0.01)	$ (0.12)	$ (0.17)	$ (0.27)
Diluted	(0.01)	(0.12)	(0.17)	(0.27)
Gain per common share of extraordinary item:
Basic	n/a	n/a	n/a	$ 0.02
Diluted	n/a	n/a	n/a	0.02
Loss per common share:
Basic	$ (0.01)	$ (0.12)	$ (0.17)	$ (0.25)
Diluted	(0.01)	(0.12)	(0.17)	(0.25)
Weighted average number of shares outstanding:
Basic	15,536,539	15,543,199	15,616,285	15,491,203
Diluted	15,536,539	15,543,199	15,616,285	15,491,203

Dividends declared per share:	$ 0.055	$ 0.055	$ 0.165	$ 0.165

Home Federal Bancorp, Inc.
July 29, 2011

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	Fiscal Year 2011						Fiscal Year 2010
	June 30, 2011		March 31, 2011		December 31, 2010		September 30, 2010		June 30, 2010
SELECTED PERFORMANCE RATIOS
Loss on average assets (1)	(0.02	) %	(0.36	) %	(0.37	) %	(0.06	) %	(0.90	) %
Loss on average equity (1)	(0.16)		(2.40)		(2.59)		(0.42)		(3.74)
Net interest margin (1)	3.23		2.82		2.58		2.89		2.93
Efficiency ratio (2)	82.27		116.52		109.49		105.72		98.23

PER SHARE DATA
Diluted loss per share before extr. item	$(0.01)		$(0.08)		$(0.08)		$(0.01)		$(0.12)
Tangible book value per outstanding share	11.95		11.75		11.83		12.05		12.33
Cash dividends declared per share	0.055		0.055		0.055		0.055		0.055
Average number of diluted shares outstanding (3)	15,536,539		15,648,721		15,663,436		15,581,696		15,543,199

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$13,387		$14,281		$11,964		$11,904		$14,701
Nonperforming loans	14,278		18,082		18,491		9,686		20,595
Nonperforming assets	20,843		23,510		27,887		19,654		26,611
Provision for loan losses	200		--		900		2,875		3,300
Allowance for loan losses to loans	2.84%		3.20%		3.40%		3.32%		3.88%
Nonperforming loans to gross loans	4.28		5.26		5.25		2.70		5.43
Nonperforming assets to assets	1.93		2.11		2.47		1.66		3.47

Total covered assets (5)	$190,406		$221,153		$252,250		$298,221		$102,516

FINANCIAL CONDITION DATA
Average interest-earning assets	$1,163,707		$1,209,398		$1,289,717		$1,183,998		$808,792
Average interest-bearing liabilities	964,582		1,007,914		1,075,814		991,191		576,113
Net average earning assets	199,125		201,484		213,903		192,807		232,679
Average interest-earning assets to average interest-bearing liabilities	120.64%		119.99%		119.88%		119.45%		140.39%
Stockholders’ equity to assets	15.46		14.86		14.59		13.82		23.68

STATEMENT OF OPERATIONS DATA
Interest income	$11,392		$10,785		$11,244		$11,409		$8,501
Interest expense	1,999		2,250		2,930		2,841		2,573
Net interest income	9,393		8,535		8,314		8,568		5,928

Provision for loan losses	2,811		3,000		3,000		3,925		3,300
Noninterest income	5,707		6,094		6,303		8,439		2,896
Noninterest expense	12,423		13,723		13,819		13,532		8,668
Net loss before taxes	(134)		(2,094)		(2,202)		(450)		(3,144)
Income tax benefit	(56)		(892)		(871)		(235)		(1,203)
Net loss	$(78)		$(1,202)		$(1,331)		$(215)		$(1,941)
Total revenue (6)	$12,711		$11,777		$12,621		$12,801		$8,824

(1)	Amounts are annualized.
(2)	Noninterest expense divided by total revenue, as defined below.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(5)	Loans and other real estate owned covered by loss share agreements with the FDIC.
(6)	Net interest income plus noninterest income, excluding bargain purchase gains and FDIC indemnification recoveries on provisions for losses on covered loans.

Home Federal Bancorp, Inc.
July 29, 2011

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. The Company believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported.

Management believes total revenue is a useful financial measure because it enables investors to assess the Company’s ability to generate income to cover credit losses and operating expenses. Total revenue is the sum of net interest income before provision for loan losses and total noninterest income, excluding FDIC indemnification recovery. The following table presents total revenue (non-GAAP) for the periods presented:

	For the Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(in thousands)
TOTAL REVENUE:
Net interest income before provision for loan losses	$9,393	$8,535	$8,314	$8,568	$5,928
Noninterest income	5,707	6,094	6,303	8,439	2,896
Less: FDIC indemnification recovery	(2,389)	(2,850)	(1,996)	(998)	(278)
Less: Bargain purchase gain	--	--	--	(3,209)	--
Total revenue	$12,711	$11,779	$12,621	$12,800	$8,546

	For the Nine Months Ended June 30,
	2011	2010
	(in thousands)
TOTAL REVENUE:
Net interest income before provision for loan losses	$26,241	$18,611
Noninterest income	18,104	8,240
Less: FDIC indemnification recovery	(7,235)	--
Less: Bargain purchase gain	--	--
Less: Extraordinary gain	--	(305)
Total revenue	$37,110	$26,546

Management believes pre-tax, pre-provision income (loss) is a useful financial measure because it enables investors to assess the Company’s ability to generate income and capital to cover credit losses through a credit cycle. Management uses this measure to evaluate core operating results exclusive of credit costs, which are often market driven or outside of the Company’s control. Pre-tax, pre-provision income (loss) is calculated starting with net loss and subtracting the income tax benefit or adding back the provision for income taxes and adding back the provision for loan losses and the provision for real estate owned and repossessed assets (which is recorded in other noninterest expense). For covered losses and expenses that are subject to loss sharing agreements, the Company also deducts the associated FDIC indemnification recovery reported in noninterest income. Gains on acquisitions are also deducted from the calculation. The following table provides the reconciliation of net loss (GAAP) to pre-tax, pre-provision income (non-GAAP) for the periods presented:

Home Federal Bancorp, Inc.
July 29, 2011

	For the Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(in thousands)
PRE-TAX, PRE-PROVISION INCOME (LOSS):
Net loss	$(78)	$(1,202)	$(1,331)	$(215)	$(1,941)
Adjustments:
Income tax benefit	(56)	(892)	(871)	(236)	(1,203)
Provision for real estate owned and repossessed assets	296	357	675	686	418
Provision for loan losses	2,811	3,000	3,000	3,925	3,300
FDIC indemnification recovery	(2,389)	(2,850)	(1,996)	(998)	(278)
Bargain purchase gain	--	--	--	(3,209)	--
Pre-tax, pre-provision income (loss)	$584	$(1,587)	$(523)	$(47)	$296

Management believes tangible common equity, the tangible common equity ratio, and tangible book value per share are meaningful measures of capital adequacy. Tangible common equity is calculated as total stockholders' equity less the core deposit intangible. In addition, tangible assets are total assets less the core deposit intangible. The tangible common equity ratio is calculated as tangible common equity divided by tangible assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares of common stock outstanding at the end of the period. The following table provides reconciliations of total stockholders’ equity (GAAP) to tangible common equity (non-GAAP), and total assets (GAAP) to tangible assets (non-GAAP), as well as the calculations for the tangible common equity ratio and tangible book value per share.

	For the Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(dollars in thousands, except share data)
TANGIBLE COMMON EQUITY:
Total stockholders’ equity	$196,827	$198,207	$201,498	$205,088	$205,832
Subtract:
Core deposit intangible	(3,414)	(3,590)	(3,776)	(3,971)	--
Tangible common equity	$193,413	$194,617	$197,722	$201,117	$205,832

TANGIBLE ASSETS:
Total assets	$1,272,794	$1,335,530	$1,380,654	$1,482,861	$869,222
Subtract:
Core deposit intangible	(3,414)	(3,590)	(3,776)	(3,971)	--
Tangible assets	$1,269,380	$1,331,940	$1,376,878	$1,478,890	$869,222

Common stock outstanding, end of period	16,191,716	16,562,213	16,710,025	16,687,561	16,687,760
Tangible common equity ratio	15.24%	14.61%	14.36%	13.60%	23.68%
Tangible book value per outstanding share	$11.95	$11.75	$11.83	$12.05	$12.33